Filed pursuant to Rule 424(b)(5)
Registration No. 333-236616

Prospectus Supplement No. 2
(To Prospectus dated March 10, 2020, as amended)

COLOR STAR TECHNOLOGY CO., LTD.

$500,000.00

825,397 Ordinary Shares

This prospectus supplement number 2 and the accompanying base prospectus, which together we sometimes refer to as the prospectus, relate to the offer and sale, from time to time, of shares of our ordinary shares having an aggregate gross sales price of $500,000 sold directly to GPL Ventures LLC (the “Investor”), in accordance with the terms of the Securities Purchase Agreement we have entered into with the Investor dated September 4, 2020 for 793,651 ordinary shares at a per share price of $0.63 and 31,746 ordinary shares as commitment shares for the offering. The Purchase Agreement has been terminated as of the date of this prospectus supplement number 2. This prospectus supplement number 2 is being filed solely to reflect the reduced aggregate gross proceeds that may be sold under this prospectus supplement and the accompanying base prospectus.

Pursuant to General Instruction I.B.6 of Form F-3, so long as our public float remains below $75,000,000, in no event will we sell securities with a value of more than one-third of our public float in any 12-month period under the registration statement of which this prospectus is a part. We have sold approximately $7,620,000 of securities pursuant to General Instruction I.B.6 to Form F-3 during the 12 calendar month period that ends on and includes the date of this prospectus supplement.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “HHT.” The last reported sale price of our ordinary shares on The Nasdaq Capital Market on September 15, 2020 was $0.79 per share.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page S-6 of the prospectus supplement dated September 4, 2020 (the “Prospectus Supplement No. 1”), and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2020